Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer (248) 433-4597 email: jim.zeumer@pulte.com

Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES PROVIDES UPDATE ON
CURRENT BUSINESS CONDITIONS AND EARNINGS GUIDANCE
     Bloomfield Hills, MI, June 2, 2006 — Pulte Homes, Inc. (NYSE: PHM) announced today that preliminary net new orders for the two months of April and May 2006 totaled 6,447 units, which is approximately 29% percent below the comparable two-month period of 2005. Based on the slower sales pace, the Company now expects that unit settlements for the year will range from 44,000 to 46,000 homes and that gross margins from homebuilding settlements will be approximately 21%. Given current business conditions, the Company expects full year earnings in the range of $4.70 to $5.00 per share, including second quarter earnings of $0.85 to $0.95 per share. The Company will provide complete operating and financial data as part of its second quarter earnings report scheduled for release on July 26, 2006.
     “Buyer demand through April and May has been below expectations and below prior year levels,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Current demand varies by market, but overall it continues to transition after an extended period of stronger sales. Demand has been impacted by a number of factors including an increase in available inventory of new and existing homes, higher cancellation rates and higher interest rates. Given constrained land supplies and favorable population trends, we remain positive on the long-term demand conditions for the industry, but believe it is appropriate to adjust shorter-term expectations given the current sales environment.”
Pulte Homes, Inc.
Preliminary Net New Order Data

	April and May Results for:
Preliminary unit net new orders:	2006	2005
Northeast	514	871
Southeast	1,708	2,493
Midwest	797	1,176
Central	1,169	1,492
West	2,259	3,096

	6,447	9,128

Cancellation Rate	27.4%	14.8%

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. All forward-looking statements made are made as of the date hereof, and the risk that actual results will differ materially from expectations will increase with the passage of time. See our Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 53 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study (sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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